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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TREE.COM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transaction applies: N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
	(4)	Proposed maximum aggregate value of transaction: N/A
	(5)	Total fee paid: N/A
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid: N/A
	(2)	Form, Schedule or Registration Statement No.: N/A
	(3)	Filing Party: N/A
	(4)	Date Filed: N/A

Explanatory Note

        This amended and restated Proxy Statement of Tree.com, Inc. updates and supersedes our Proxy Statement that we filed with the Securities and Exchange Commission on April 30, 2013 to:

  •
  reflect the withdrawal of Mark Sanford as a nominee for the Board of Directors due to official United States House of Representatives protocol requiring his resignation from our Board of Directors in May 2013;

  •
  reflect new members of our Compensation Committee and Audit Committee;

  •
  correct the number of shares outstanding as of the record date and ownership percentages in the beneficial ownership table due to the error in calculation of the number of shares of common stock outstanding, as disclosed in our Form 10-Q for the quarter ended March 31, 2013; and

  •
  correct an error in total compensation reported for a former director.

        This amended and restated Proxy Statement only reflects the changes summarized above. No other information included in the original Proxy Statement has been amended by this amended and restated Proxy Statement, whether to reflect any information or events subsequent to the filing of the original Proxy Statement or otherwise.

        If you have already voted by internet, telephone or by mail, you do not need to take any action unless you wish to change your vote. This amended and restated Proxy Statement does not change the proposals to be acted upon at the 2013 Annual Meeting of Stockholders, which are described in the Proxy Statement, except that Mr. Sanford is no longer standing for re-election as a director. No votes received prior to or after the date of this amended and restated Proxy Statement will be counted for the election of Mr. Sanford to our Board of Directors.

11115 Rushmore Drive, Charlotte, North Carolina 28277

Dear Stockholder:

        You are invited to attend the 2013 Annual Meeting of Stockholders of Tree.com, Inc., which will be held on Wednesday, June 12, 2013, 11:00 a.m., local time, at Tree.com's corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. At the Annual Meeting, stockholders will be asked to vote on the proposals described in detail in the notice of meeting on the following page and the accompanying Proxy Statement.

        We will be using the "Notice and Access" method of providing proxy materials to you via the Internet. We believe that this process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about May 3, 2013, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2012 Annual Report to Stockholders and how to vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials.

        It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you request paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the postage-paid envelope provided. See "How Do I Vote?" in the Proxy Statement for more details. Voting electronically or returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

        I look forward to greeting those of you who will be able to attend the meeting.

Sincerely,

Douglas Lebda Chairman and Chief Executive Officer

11115 Rushmore Drive, Charlotte, North Carolina 28277

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

        Tree.com, Inc. ("Tree.com" or the "Company") is providing this Proxy Statement to holders of our common stock in connection with the solicitation of proxies by our Board of Directors for use at the 2013 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, June 12, 2013, at 11:00 a.m., local time, at our corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. At the Annual Meeting, stockholders will be asked:

  1.
  to elect five members of our Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from our Board of Directors);

  2.
  to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2013 fiscal year; and

  3.
  to transact such other business as may properly come before the meeting and any related adjournments or postponements.

        Our Board of Directors has set April 15, 2013 as the record date for the Annual Meeting. This means that holders of record of our common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

        Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you should bring a form of photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

        Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of Stockholders to be held on June 12, 2013:

        Copies of the Proxy Statement and of our annual report for the fiscal year ended December 31, 2012 are available by visiting the following website: http://www.edocumentview.com/TREE.

By Order Of The Board Of Directors,

April 30, 2013	Douglas Lebda Chairman and Chief Executive Officer

PROXY STATEMENT

i

PROXY STATEMENT FOR THE
2013 ANNUAL MEETING OF STOCKHOLDERS

        We are providing these proxy materials in connection with Tree.com's 2013 Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials, this Proxy Statement, any accompanying proxy card or voting instruction card and our 2012 Annual Report to Stockholders were first made available to stockholders on or about April 30, 2013. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:    Who is entitled to vote at the Annual Meeting?

A:
Holders of Tree.com common stock at the close of business on April 15, 2013, the record date for the Annual Meeting established by our Board of Directors, are entitled to receive notice of the Annual Meeting, the Notice of Internet Availability of Proxy Materials and to vote their shares at the Annual Meeting and any related adjournments or postponements. The Notice of Internet Availability, Notice of Annual Meeting, Proxy Statement and form of proxy are first expected to be made available to stockholders on or about April 30, 2013.

  As of the close of business on the record date, there were 11,250,133 shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

Q:
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?

A:
The Securities and Exchange Commission approved "Notice and Access" rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this Proxy Statement and our 2012 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability.

Q:    Can I vote my shares by filling out and returning the Notice of Internet Availability?

A:
No. The Notice of Internet Availability identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice of Internet Availability and returning it.

  The Notice of Internet Availability provides instructions on how to vote by Internet or telephone, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the Annual Meeting.

Q:
What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:
If your shares are registered in your name, you are a stockholder of record. If your shares are held in the name of your broker, bank or another holder of record, these shares are held in "street name."

  You may examine a list of the stockholders of record as of the close of business on April 15, 2013 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at our corporate headquarters at 11115 Rushmore Drive, Charlotte, North Carolina 28277. This list will also be made available at the Annual Meeting.

Q:    What shares are included on the enclosed proxy card?

A:
If you are a stockholder of record, you will receive the Notice of Internet Availability or these proxy materials from Computershare for all Tree.com shares that you hold directly. If you have requested printed proxy materials, we have enclosed a proxy card for you to use. If you hold our shares in street name through one or more banks, brokers and/or other holders of record, you will receive the Notice of Internet Availability or these proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your shares. If you are a stockholder of record and hold additional Tree.com shares in street name, you will receive the Notice of Internet Availability or these proxy materials from Computershare and the third party or parties through which your shares are held. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

Q:    What are the quorum requirements for the Annual Meeting?

A:
The presence in person or by proxy of holders having a majority of the total votes entitled to be cast by holders of our common stock at the Annual Meeting constitutes a quorum. Shares of our common stock are counted as present at the Annual Meeting for purposes of determining whether there is a quorum, if you are present and vote in person at the Annual Meeting or by telephone or on the Internet or a proxy card has been properly submitted by you or on your behalf at the Annual Meeting, without regard to whether the proxy is marked as casting a vote or abstaining.

  Abstaining votes and broker non-votes are counted for purposes of establishing a quorum, but are not counted in the election of directors and therefore have no effect on the election. In a vote on the other proposals to be considered at the Annual Meeting, an abstaining vote will have the same effect as a vote against the proposals, but a broker non-vote will not be included in the tabulation of the voting results and therefore will not affect the outcome of the vote. A broker non-vote occurs when a broker or other nominee submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in "street name"), but declines to vote on a particular matter because the broker or nominee has not received voting instructions from the beneficial owner or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers.

Q:    What matters will the stockholders vote on at the Annual Meeting?

A:
The stockholders will vote on the following proposals:

•
Proposal 1—to elect five members of our Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from our Board of Directors); and

•
Proposal 2—to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2013 fiscal year.

  Stockholders will also vote to transact such other business as may properly come before the Annual Meeting and any related adjournments or postponements.

Q:
What are my voting choices when voting for director nominees and what votes are required to elect directors to our Board of Directors?

A:
For the vote on the election of director nominees, you may vote in favor of all nominees, withhold votes as to all nominees or vote in favor of and withhold votes as to specific nominees.

  The election of each of Peter Horan, W. Mac Lackey, Douglas Lebda, Joseph Levin and Steven Ozonian as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of our common stock.

  Our Board of Directors recommends that stockholders vote FOR the election of each of its nominees for director named above.

Q:
What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as Tree.com's independent registered public accounting firm and what votes are required to ratify such appointment?

A:
For the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013, you may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

  The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013 requires the affirmative vote of a majority of the total number of votes cast at the Annual Meeting by the holders of shares of our common stock.

  Our Board of Directors recommends that the stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013.

Q:    Could other matters be decided at the Annual Meeting?

A:
As of the date of the filing of this Proxy Statement, we are not aware of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

  If other matters are properly presented at the Annual Meeting for consideration, our two officers who have been designated as proxies for the Annual Meeting, James Ipock and Michelle Lind, will have the discretion to vote on those matters for stockholders who have returned their proxy.

Q:
If I hold my shares in street name through my broker, will my broker vote these shares for me?

A:
If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote these shares. To do so, you should follow the directions regarding voting instructions provided to you by your bank, broker or other nominee. If your bank, broker or nominee holds your shares in its name and you do not instruct them how to vote, they will have discretion to vote your shares on routine matters, including the ratification of the selection of the Company's independent public accounting firm (Proposal 2). However, they will not have discretion to vote on non-routine matters without direction from you, including the election of directors (Proposal 1). Accordingly, broker non-votes will not occur at the Annual Meeting in connection with Proposal 2. Broker non-votes may occur in connection with Proposal 1; however, broker non-votes will have no effect on the outcome of Proposal 1.

Q:    What happens if I abstain?

A:
Abstentions are counted for purposes of determining whether there is a quorum and, with respect to all proposals other than the election of directors (Proposal 1), will have the same effect as a vote against the proposal.

Q:    Can I change my vote?

A:
Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the Annual Meeting by:

•
delivering to Computershare a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

•
submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting; or

•
attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

  You should send any written notice or a new proxy card to Tree.com c/o Computershare at the following address: Computershare, P.O. Box 43006, Providence, Rhode Island 02940-3006, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the Internet. You may request a new proxy card by calling Computershare at 1-877-296-3711 (toll-free).

Q:    What if I do not specify a choice for a proposal when returning a proxy?

A:
If you do not give specific instructions, proxies that are signed and returned will be voted FOR the election of all director nominees named in the Proxy Statement and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013.

Q:    How are proxies solicited and what is the cost?

A:
We will bear all expenses incurred in connection with the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the Notice of Internet Availability, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the Proxy Statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:    What should I do if I have questions regarding the Annual Meeting?

A:
If you have any questions about how to cast your vote for the Annual Meeting or would like copies of any of the documents referred to in this Proxy Statement, you should call Computershare at 1-877-296-3711 (toll-free).

HOW DO I VOTE?

        Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. If you vote by telephone or on the Internet, you do not need to return your Notice, proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on June 11, 2013.

Vote on the Internet

        If you have Internet access, you may submit your proxy by following the instructions provided in the Notice of Internet Availability, or if you request printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

        You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote by Mail

        If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Tree.com c/o Computershare in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Tree.com c/o Computershare at the following address: Computershare, P.O. Box 43006, Providence, Rhode Island 02940-3006. Please allow sufficient time for mailing if you decide to vote by mail.

Vote at the Annual Meeting

        The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

        Street name holders may submit a proxy by telephone or the Internet if their bank or broker makes these methods available, in which case the bank or broker will enclose related instructions with this Proxy Statement. If you submit a proxy by telephone or via the Internet you should not return your proxy card. If you hold your shares through a bank, broker or other nominee you should follow the voting instructions you receive from your bank, broker or other nominee.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal

        At the upcoming Annual Meeting, a board of five directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from our Board of Directors). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by our Board of Directors.

        Our Board of Directors recommends that stockholders vote FOR the election of each of the following persons:

 PETER HORAN, W. MAC LACKEY, DOUGLAS LEBDA, JOSEPH LEVIN AND
STEVEN OZONIAN

Resignation of Mark Sanford

        On May 14, 2013, Mark Sanford, who was elected to the United States House of Representatives on May 7, 2013, resigned as a member of our Board of Directors effective May 16, 2013 and withdrew his candidacy for election to our Board of Directors at the Annual Meeting. Mr. Sanford's decision to resign from our Board of Directors was a result of official United States House of Representatives protocol.

Vacancies on the Board of Directors

        Prior to Mr. Sanford's resignation, we had one vacancy on our Board of Directors. Mr. Sanford's resignation created an additional vacancy on our Board of Directors. Our Board of Directors does not intend to nominate a person for election at the Annual Meeting to fill either vacancy or to appoint a person to fill either vacancy prior to the Annual Meeting.

        Mr. Sanford was nominated to our Board of Directors by Liberty Interactive Corporation pursuant to its rights under the Spinco Agreement. See "Certain Relationships and Related Transactions—Agreements with Liberty Interactive Corporation," below. Liberty Interactive Corporation has indicated that it intends to nominate a director pursuant to its Spinco Agreement rights following the Annual Meeting.

        Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Information Concerning Director Nominees

        Background information about the nominees, as well as information regarding additional experience, qualifications, attributes or skills that led our Board of Directors to conclude that the nominee should serve on our Board of Directors, is set forth below. Except as otherwise set forth below, there are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected as a nominee.

        Peter Horan, age 58, has served as a member of our Board of Directors since August 2008. Mr. Horan is also Chair of our Compensation Committee and Chair of our Nominating Committee. Mr. Horan is currently President and Chief Operating Officer of Answers Corporation. He was previously Executive Chairman of SocialChorus, a provider of software to automate and streamline social influence marketing. He previously served as Chairman of Goodmail Systems, Inc., a provider of e-mail authentication services, from February 2010 to February 2011, and he served as Chief Executive

Officer of that company from May 2008 until February 2010. Prior to that, Mr. Horan served as Chief Executive Officer of IAC/InterActiveCorp Media & Advertising from January 2007 to June 2008. Prior to joining IAC, Mr. Horan served as Chief Executive Officer of AllBusiness.com, Inc., which operates a website providing advice for small businesses, About.com, Inc., an internet resource providing expert advice on a wide variety of topics, and DevX.com, Inc., a provider of technical information, tools and services for IT professionals developing corporate applications. Additionally, Mr. Horan served in senior management roles at International Data Group, a technology media, events and research company, including its Computerworld publication for IT leaders. Prior to that, Mr. Horan spent more than 15 years in senior account management roles at leading advertising agencies, including BBDO and Ogilvy & Mather. Mr. Horan is also a member of the Board of Directors of Merchant Circle, a private company that helps people find local merchants.

        Mr. Horan brings to our Board of Directors his diverse executive and management experience as well as a significant knowledge of the Internet media and advertising industries. He also provides our Board of Directors with financial reporting expertise and a unique perspective from his experience in account management positions in the advertising industry.

        W. Mac Lackey, age 42, has served as a member of our Board of Directors since October 2008. Mr. Lackey is also Chair of our Audit Committee and a member of our Nominating Committee and Executive Committee. Mr. Lackey founded and has been CEO of KYCK.com, a digital media platform that discovers, curates and delivers personalized soccer content to users, since July 2011. He co-founded BlackHawk Equity, an investment firm, in 2003, and it successor, BlackHawk Capital Management, in June 2007. He founded Mountain Khakis, LLC, a premium outdoor clothing brand, in September 2003 and has held various roles including Partner, VP of Marketing and serving on its Board of Directors. Mr. Lackey served as Chief Executive Officer and Chairman of the Board of Directors of ettain group, Inc., an IT staffing and consulting company, from 2001 to 2003. From 2000 to 2001, Mr. Lackey served as President and Chief Executive Officer of TeamTalk Media Group, PLC's North American Operations. TeamTalk Media Group supplies online and mobile sports content. TeamTalk Media Group purchased in 2000 The Internetsoccer Network, a sports technology company Mr. Lackey founded. Mr. Lackey also served as Senior Vice President for iXL, Inc., an internet services company, from 1998 to 1999. iXL, Inc., purchased in 1998 inTouch Interactive, a custom software development company Mr. Lackey founded in 1995.

        Mr. Lackey's extensive business, managerial, executive and leadership experience in a variety of industries including Internet companies particularly qualifies him for service on our Board of Directors. He also brings a valuable entrepreneurial perspective from his experience as the founder of several businesses.

        Douglas Lebda, age 43, is our Chairman, Chief Executive Officer and a member of our Board of Directors and has served in such capacities since January 2008. Mr. Lebda is also a member of our Executive Committee. Previously, Mr. Lebda served as President and Chief Operating Officer of IAC/InterActiveCorp from January 2006 to August 2008, when the Company was spun-off from IAC/InterActiveCorp. Prior to that, Mr. Lebda served in roles as Chief Executive Officer, President and Chairman of the Board of Directors of LendingTree, LLC, which he founded in June 1996. Before founding LendingTree, Mr. Lebda worked as an auditor and consultant for PricewaterhouseCoopers. Mr. Lebda is a member of the Board of Directors of Eastman Kodak. In January 2012, Eastman Kodak filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code.

        Mr. Lebda, the founder of LendingTree, LLC, provides our Board of Directors with a vital understanding and appreciation of the Company's business and history. His experience as Chief Operating Officer of IAC/InterActiveCorp, a large conglomerate of Internet companies, as well as his financial and accounting expertise, also qualify him to serve on our Board of Directors. Mr. Lebda also brings to our Board of Directors a valuable understanding of the role played by directors of publicly-held companies due to his service on the board of Eastman Kodak.

        Joseph Levin, age 33, has served as a member of our Board of Directors since August 2008. Mr. Levin is also a member of our Audit Committee. Since January 2012, Mr. Levin has served as Chief Executive Officer of IAC Search, a segment of IAC that includes a number of leading internet properties including Ask.com, About.com, Dictionary.com, and Mindspark Interactive Network, among others. Previously Mr. Levin served as Senior Vice President, Mergers & Acquisitions and Finance for IAC/InterActiveCorp from December 2007 to November 2009. Since joining IAC/InterActiveCorp in 2003, Mr. Levin has worked in various capacities including Strategic Planning, M&A and Finance. Prior to joining IAC/InterActiveCorp, Mr. Levin worked in the Technology Mergers & Acquisitions group for Credit Suisse First Boston (now Credit Suisse). Mr. Levin is also a member of the Board of Directors of The Active Network, a provider of online registration software and event management software.

        Mr. Levin's senior executive management experience and his background in mergers and acquisitions in the technology industry provides our Board of Directors with a valuable perspective. He also brings to our Board of Directors his strategic planning and finance experience. Mr. Levin's service on the board of directors of an online registration software company provides him with additional relevant business expertise.

        Steven Ozonian, age 57, has served as a member of our Board of Directors since June 2011 and is Chair of our Executive Committee. Mr. Ozonian currently serves as Chief Real Estate Officer of Carrington Capital. He previously served as a member of our Board of Directors from August 2008 to November 2010. He resigned from the Board of Directors effective November 1, 2010 to join the Company as Chief Executive Officer of its proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®. On March 15, 2011, the Company announced that it had finalized a plan to close all of the field offices of RealEstate.com and, on March 31, 2011, Mr. Ozonian resigned from his position as Chief Executive Officer of the division. Prior to his employment at the Company, Mr. Ozonian served as the Executive Chairman of Global Mobility Solutions, an employee mobility provider, from 2005 to 2010. Mr. Ozonian has held other high level positions in the homeownership industry including Chairman and CEO of Prudential's real estate and related businesses, CEO of Realtor.com and National Homeownership Executive for Bank of America.

        Mr. Ozonian provides our Board of Directors with valuable real estate industry and mergers and acquisitions expertise. He has significant executive experience and a deep understanding of the functions of a board of directors acquired through service as chairman of other corporations.

        All nominees have been recommended by the Nominating Committee. All nominees are current directors standing for re-election.

Corporate Governance

        Director Independence.    Under the Listing Rules of the NASDAQ Stock Market, our Board of Directors has a responsibility to make an affirmative determination that those members of our Board of Directors that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, our Board of Directors reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the Listing Rules of the NASDAQ Stock Market.

        Our Board of Directors has determined that each of Messrs. Horan, Lackey and Levin are independent directors within the meaning of the applicable NASDAQ standards.

        Director Nominations.    Our Nominating Committee considers and recommends to our Board of Directors candidates for election to our Board of Directors and nominees for committee memberships and committee chairs. Each member of the Nominating Committee participates in the review and discussion of director candidates. In addition, directors who are not on the Nominating Committee may meet with and evaluate the suitability of candidates. The full Board of Directors makes final determinations on director nominees.

        Our Board of Directors does not have specific requirements for eligibility to serve as a director of Tree.com. However, in evaluating candidates, regardless of how recommended, our Board of Directors considers whether the professional and personal ethics and values of the candidate are consistent with ours, whether the candidate's experience and expertise would be beneficial to our Board of Directors in rendering its service to us, whether the candidate is willing and able to devote the necessary time and energy to the work of our Board of Directors and whether the candidate is prepared and qualified to represent the best interests of our stockholders.

        In evaluating director candidates, the Chair of the Nominating Committee and other committee members may conduct interviews with certain candidates and make recommendations to the committee. Other members of our Board of Directors may also conduct interviews with director candidates upon request, and the Nominating Committee may retain, at its discretion, third-party consultants to assess the skills and qualifications of the candidates. Although our Board of Directors does not have a specific policy with respect to diversity, the Nominating Committee considers the extent to which potential candidates possess sufficiently diverse skill sets and diversity characteristics that would contribute to the overall effectiveness of our Board of Directors.

        In identifying potential director candidates, the Nominating Committee seeks input from other members of our Board of Directors and executive officers and may also consider recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Nominating Committee. The Nominating Committee also considers candidates nominated by Liberty Interactive Corporation in accordance with its rights under the Spinco Agreement described under "Certain Relationships and Related Transactions—Agreements with Liberty Interactive Corporation," below. The Nominating Committee will also consider director candidates recommended by other stockholders to stand for election at the Annual Meeting of Stockholders so long as such recommendations are submitted in accordance with the procedures described below under "Stockholder Recommendations of Director Candidates." In 2012, Liberty Interactive Corporation nominated Mr. Sanford to our Board of Directors in accordance with its rights under the Spinco Agreement. Mr. Sanford resigned as a member of our Board of Directors effective May 16, 2013 and withdrew his candidacy for election to our Board of Directors at the Annual Meeting. Mr. Sanford's decision to resign from our Board of Directors was a result of official United States House of Representatives protocol. Except for Mr. Sanford, the Nominating Committee has not had any director candidates put forward by a stockholder or a group of stockholders that beneficially owned more than five percent of our stock for at least one year.

        Stockholder Recommendations of Director Candidates.    The Nominating Committee will evaluate candidates recommended by stockholders in the same manner as all other candidates brought to the attention of the Nominating Committee. Stockholders who wish to make such a recommendation should send the recommendation to Tree.com, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a "Director Nominee Recommendation." The letter must identify the author as a stockholder, provide a brief summary of the candidate's qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender's stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board of Directors.

 Our Board of Directors and Committees

        Our Board of Directors.    Our Board of Directors met 9 times during 2012 and acted by unanimous written consent 3 times. During 2012, all the incumbent directors attended more than 75% of the meetings of our Board of Directors and of its committees on which they served. Directors are not required to attend annual meetings of our stockholders.

        Board Committees.    The following table sets forth the current members of the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee:

Director Name*	Audit Committee	Compensation Committee	Nominating Committee	Executive Committee
Peter Horan	X	X (Chair)	X (Chair)
W. Mac Lackey	X (Chair)	X	X	X
Douglas Lebda				X
Joseph Levin	X
Steven Ozonian				X (Chair)

        Audit Committee.    The Audit Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at http://investor-relations.tree.com/governance.cfm. The Audit Committee is appointed by our Board of Directors to assist our Board of Directors with a variety of matters described in its charter, which include monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3) the qualifications and independence of our independent registered public accounting firm, (4) the performance of our internal audit function and independent registered public accounting firm and (5) our compliance with legal and regulatory requirements. The Audit Committee met 5 times during 2012 and acted by unanimous written consent one time. The formal report of the Audit Committee is set forth under "Audit Committee Matters," below.

        All members of the Audit Committee are independent directors within the meaning of the applicable NASDAQ listing standards. Our Board of Directors has determined that Mr. Levin is an "audit committee financial expert," as such term is defined in applicable SEC rules.

        Compensation Committee.    The Compensation Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at http://investor-relations.tree.com/governance.cfm. The Compensation Committee is responsible for discharging the responsibilities of our Board of Directors relating to compensation of our Chief Executive Officer and our other executive officers and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. For additional information on our processes and procedures for the consideration and determination of executive and director compensation and the roles of the Compensation Committee related thereto, see the discussion under "Executive Compensation and Related Information—Overview" and "Director Compensation," below.

        All of the members of the committee are independent directors within the meaning of the applicable NASDAQ listing standards. The Compensation Committee met 5 times during 2012 and acted by unanimous written consent one time.

        Role of the Independent Compensation Consultant.    For 2012, the Compensation Committee retained Pearl Meyers & Partners,  LLC ("PM&P" or the "Consultant") as its independent consultant. PM&P reports directly to the Compensation Committee and performs no other work for the Company. The Compensation Committee has analyzed whether the work of PM&P as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by PM&P; (ii) the amount of fees from the Company paid to PM&P as a percentage of the firm's total revenue; (iii) PM&P's policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of PM&P or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by PM&P or the individual compensation advisors employed by the firm. The Committee has determined, based on its analysis of the above factors, that the work of PM&P and the individual compensation advisors employed by PM&P as compensation consultants to the Company has not created any conflict of interest.

        PM&P provided the following services in 2012:

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  Attended Compensation Committee meetings;

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  Provided independent advice to the Committee on current trends and best practices in compensation design and program alternatives, and advised on plans or practices that may improve effectiveness;

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  Provided and discussed peer group and survey data for competitive comparisons; and, based on this information, offered independent recommendations on CEO and NEO compensation;

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  Reviewed the compensation tables, and other compensation-related disclosures in our proxy statements;

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  Offered recommendations, insights and perspectives on compensation related matters; and

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  Supported the Compensation Committee to ensure executive compensation programs are competitive and align the interests of our executives with those of our stockholders.

        In fiscal 2012, PM&P attended several Compensation Committee meetings in person or by telephone, including executive sessions as requested, and consulted with the Compensation Committee Chair between meetings. PM&P reviewed this executive compensation disclosure and the tables contained in this Proxy Statement.

        Nominating Committee.    The Nominating Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at http://investor-relations.tree.com/governance.cfm. The Nominating Committee's functions include identifying, evaluating and recommending candidates for election to our Board of Directors. Additionally, the Nominating Committee is responsible for recommending compensation arrangements for non-employee directors.

        All of the members of the committee are independent directors within the meaning of the applicable NASDAQ listing standards. The Nominating Committee met 4 times during 2012.

        Board Leadership Structure.    Mr. Lebda serves as our CEO and Chairman of our Board of Directors. Mr. Lebda is the founder of the Company and has served as our CEO and Chairman of our Board of Directors since our August 2008 spin-off from IAC/InterActiveCorp. Our Board of Directors believes that it is important to have a unified leadership vision which Mr. Lebda is uniquely positioned to provide. Our Board of Directors also believes that the Company is best served by a Chairman who is actively involved with the Company and is therefore able to bring a great depth of knowledge about the Company to the role. Our Board of Directors does not currently have a designated lead independent director. Our Board of Directors believes that the appointment of a designated lead independent director is not necessary at this time because of the Company's small size and because the independent directors play an active role in matters of our Board of Directors.

        Board Role in Risk Oversight.    Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to enhance long-term organizational performance and stockholder value. A fundamental part of risk management is not only understanding the risks we face, how those risks may evolve over time, and what steps management is taking to manage and mitigate those risks, but also understanding what level of risk tolerance is appropriate for us. Management is responsible for the day-to-day management of the risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors regularly reviews information regarding marketing, operations, finance and business development as well as the risks associated with each. In addition, our Board of Directors holds strategic planning sessions with management to discuss our strategies, key challenges, and risks and opportunities and receives a report on Sarbanes-Oxley compliance on at least an annual basis.

        While our Board of Directors is ultimately responsible for risk oversight, committees of our Board of Directors also have been allocated responsibility for specific aspects of risk oversight. In particular, the Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, risk assessment and risk management. Our Board of Directors and the Audit Committee regularly discuss with management the Company's major risk exposures, their potential financial impact on the Company, and the steps taken to monitor and control those risks. The Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks arising from our compensation policies and programs. The Nominating Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks associated with board organization, membership and structure, ethics and compliance, succession planning for our directors and executive officers, and corporate governance.

Stockholder Communications with our Board of Directors

        Stockholders may, at any time, communicate with any of our directors by mailing a written communication to Tree.com, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder, provide evidence of the sender's stock ownership and clearly state whether the intended recipients are all members of our Board of Directors or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to our Board of Directors, or to the specified director(s), if appropriate.

        All communications received in accordance with these procedures will be reviewed by the Corporate Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include communications that:

  •
  do not relate to the business or affairs of our Company or the functioning or constitution of our Board of Directors or any of its committees;

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  relate to routine or insignificant matters that do not warrant the attention of our Board of Directors;

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  are advertisements or other commercial solicitations;

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  are frivolous or offensive; or

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  are otherwise not appropriate for delivery to directors.

AUDIT COMMITTEE MATTERS

Audit Committee Report

        The Audit Committee operates under a written charter, which has been adopted by the Board of Directors. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of (1) the integrity of Tree.com's financial statements, (2) the effectiveness of Tree.com's internal control over financial reporting, (3) the qualifications and independence of Tree.com's independent registered public accounting firm, (4) the performance of Tree.com's internal audit function and independent registered public accounting firm and (5) Tree.com's compliance with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that Tree.com's financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and Tree.com's independent registered public accounting firm.

        In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of Tree.com for the fiscal year ended December 31, 2012 with management and PricewaterhouseCoopers LLP, Tree.com's independent registered public accounting firm for the 2012 fiscal year.

        The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Board in Rule 3200T and No. 114, "The Auditor's Communication With Those Charged With Governance." In addition, the Audit Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence from Tree.com and its management.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended on March 28, 2013 to the Board of Directors that the audited consolidated financial statements for Tree.com for the fiscal year ended December 31, 2012 be included in its Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Members of the Audit Committee

W. Mac Lackey (Chair)
Joseph Levin
Peter Horan (joined the Audit Committee on May 16, 2013)

 Fees Paid to Our Independent Registered Public Accounting Firm

        The following table sets forth fees for all professional services rendered by Deloitte & Touche LLP as our principal accountant for the year ended December 31, 2011 and PricewaterhouseCoopers LLP as our principal accountant for the year ended December 31, 2012.

	Deloitte & Touche LLP	PricewaterhouseCoopers LLP
Fee Category	2011	2012
Audit Fees(1)	$1,142,000	$815,000	(2)
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,142,000	$815,000

(1)
Audit Fees includes fees associated with the annual audit of our consolidated financial statements, regulatory audits, the review of our periodic reports, accounting consultations, the review of registration statements and consents and related services normally provided in connection with statutory and regulatory filings and engagements. Regulatory audits include audits performed for certain of our businesses in the United States, which audits are required by federal or state regulatory authorities.

(2)
Includes fees estimated by our principal accountant for audit services related to our consolidated financial statements that have not been billed as of April 26, 2013.

Audit and Non-Audit Services Pre-Approval Policy

        The Audit Committee's current practice is to pre-approve all audit and all non-audit services to be provided to the Company by its independent public accounting firm.

INFORMATION CONCERNING EXECUTIVE OFFICERS

        Background information about our executive officers is set forth below.

        Carla Shumate, age 41, joined the Company December 2012 and, since January 31, 2013, has served as the Company's Chief Accounting Officer and principal accounting officer. Ms. Shumate joined the Company from King Pharmaceuticals, Inc. where she held various positions from 2001 until 2012, including Senior Vice President and Controller since 2005. Previously, Ms. Shumate held various positions with PricewaterhouseCoopers LLP from 1993 until 2000, including Manager from 1998 until 2000. Ms. Shumate received her Bachelor of Science degree in Accounting from Wake Forest University and has been a Certified Public Accountant since 1997.

        Gabriel Dalporto, age 41, has served as Chief Marketing Officer since April 2011 and also as President of Mortgage since March 2013, and was designated by our Board of Directors as an executive officer in February 2012. Before joining the Company, Mr. Dalporto served as Founder and Chief Executive Officer of Atomic Financial, Inc., a startup online investing platform, from January 2010 to April 2011. He served as Chief Marketing and Strategy Officer of Zecco Holdings, Inc., an online brokerage company, from January 2007 to December 2009. Mr. Dalporto served as Vice President at E*Trade Financial from August 2004 to November 2006 and as Vice President at JPMorgan Chase from September 2003 to July 2004.

        Alex Mandel, age 43, has served as the Company's Chief Financial Officer since July 30, 2012. Prior to his appointment as CFO, Mr. Mandel had served as an independent financial consultant to the Company since 2010. From June 2008 to February 2010, Mr. Mandel was a Managing Director at Centerview Partners LLC, an investment banking advisory firm in New York City. Prior to that, Mr. Mandel held various positions at investment banking firm Bear Stearns & Co., Inc. from June 1996 to June 2008, including Managing Director since 2003. He received his Bachelor of Arts in economics from Tufts University and his Masters of Business Administration from Columbia Business School.

 PROPOSAL 2—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal and Required Vote

        The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

        PricewaterhouseCoopers LLP was previously engaged on March 19, 2009 as our independent registered public accounting firm for the fiscal year ended December 31, 2009 and then reengaged on June 26, 2012 as our independent registered public accounting firm for the year ended December 31, 2012.

        Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the total number of votes cast by the holders of shares of Tree.com common stock. If stockholders fail to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2013, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.

        One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.

        Our Board of Directors recommends that the stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013.

EXECUTIVE COMPENSATION

Named Executive Officers

        This proxy statement contains information about the compensation paid to our Named Executive Officers (NEOs) during fiscal year 2012. For fiscal year 2012, in accordance with the rules and regulations of the Securities and Exchange Commission for smaller reporting companies, we determined that the following officers were our NEOs:

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  Douglas Lebda, our Chairman and Chief Executive Officer;

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  Alex Mandel, our Chief Financial Officer;

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  Gabe Dalporto, our Chief Marketing Officer and President, Mortgage; and

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  David Norris, our former President, LendingTree Loans.

Compensation Overview

        We qualify as a "smaller reporting company" under the rules promulgated by the Securities and Exchange Commission. We have elected to comply with the disclosure requirements applicable to smaller reporting companies. Accordingly, this executive compensation summary is not intended to meet the "Compensation Discussion and Analysis" disclosure required of larger reporting companies.

        Role of the Compensation Committee.    The Compensation Committee of the Board of Directors has primary responsibility for establishing the compensation of our executive officers. The Compensation Committee frequently requests the Chief Executive Officer to be present at Compensation Committee meetings where executive compensation and company performance are discussed and evaluated. Our Chief Executive Officer discusses with the Compensation Committee and makes recommendations regarding the performance levels to fund the annual bonus pool, specific recommendations regarding named executive officer salary adjustments, bonus payouts and equity awards. While the Chief Executive Officer provides insight, suggestions and recommendations regarding executive compensation, only independent Compensation Committee members are allowed to vote on decisions made regarding executive compensation.

        The Compensation Committee meets with the Chief Executive Officer to discuss his own compensation, but ultimately, decisions regarding his compensation are made by the Compensation Committee, meeting in executive session, solely based upon the Compensation Committee's deliberations. Decisions regarding other executive officers are made by the Compensation Committee after considering recommendations from the Chief Executive Officer. In making its determinations with respect to executive compensation, the Compensation Committee is supported by our Senior Vice President of Human Resources. In addition, the Compensation Committee engages the services of an independent compensation consultant as discussed above.

        Compensation Philosophy and Objectives.    The Compensation Committee's compensation objectives are to: attract and retain highly qualified individuals with a demonstrated record of achievement; reward past performance; provide incentives for future performance; and align the interests of the NEOs with the interests of the stockholders. To do this, we must offer a competitive total compensation package consisting of: base salary; annual non-equity incentive compensation opportunities; long-term incentives in the form of equity awards; and employee benefits.

        The Compensation Committee believes that compensation for the NEOs should be primarily based on our performance. Because we are not a very large company, the performance of the NEOs directly affects all aspects of our results. Therefore, the Compensation Committee typically has developed variable incentive compensation arrangements for the NEOs that are entirely or largely based on our performance rather than upon individual performance measures. The Compensation Committee also considers our industry and geographic location norms in determining the various elements and amounts of compensation for our NEOs.

        The Compensation Committee believes that several factors are critical to our future success. These factors include the quality, appropriate skills and dedication of the NEOs.

        Compensation Structure.    The Compensation Committee establishes a total targeted cash compensation amount for each NEO, which includes base salary and non-equity incentive compensation (sometimes generically referred to herein as bonuses), intended to be an incentive for the NEOs to achieve above normal financial results for our business and to appropriately compensate the NEOs for successfully achieving such performance. Additionally, a significant portion of the executives' compensation is at-risk, vests over time if equity based, and is tied directly to our short-term and long-term success. All of the elements of our executive compensation program are designed to deliver both year-to-year and long-term stockholder value increases.

        The NEO's non-equity incentive compensation is based on our operational performance which the Compensation Committee believes reflects the ability of the NEO to increase stockholder value in both the short-term and long-term. The individual amounts and mix of compensation elements are established based on the determination of the Compensation Committee as to whether each particular element provides an appropriate incentive for expected performance that would enhance stockholder value. These elements include performance factors related to financial and operational goals established for the NEOs each year.

        The Compensation Committee also considers each NEO's current salary and prior-year incentive compensation along with the appropriate balance between long-term and short-term incentives.

Key Elements of Executive Compensation for the 2012 Named Executive Officers

        Base Salaries.    Salaries are established based on the individual responsibilities of the NEOs in the competitive marketplace in which we operate at levels necessary to attract and retain the executive. Base salaries are reviewed annually and adjusted periodically to take into account promotions, increases in responsibility, inflation and increased experience and competitive compensation levels as recommended by the Chief Executive Officer with respect to the other NEOs.

        On January 1, 2012, Mr. Lebda's salary was restored to $550,000, following a temporary reduction to $275,000 from July 2011 until December 2011.

        Mr. Mandel's 2012 salary of $250,000 was established when he was hired on July 30, 2012. For 2012, Mr. Dalporto's salary of $300,000 remains unchanged from when he was hired on April 18, 2011.

        Long-term Equity Awards.    The Compensation Committee has the authority to grant equity awards under our Tree.com Amended and Restated 2008 Equity Incentive Plan (the "Plan"). The Compensation Committee has the ability and flexibility under the Plan to determine from time to time the specific type of award and the terms and conditions related thereto that the Compensation Committee believes are best designed at that time to provide a strong incentive for senior management's superior performance and continued service to us. The Plan provides for grants of stock options, stock appreciation rights and shares of restricted stock. The Compensation Committee believes that properly structured and timed long-term equity awards can encourage executive retention as such awards can be made subject to vesting, performance achievement over time, or other achievement or termination provisions. Long-term equity awards are granted to executive officers and other employees who successfully demonstrate a capacity for contributing directly to our success.

        The Compensation Committee does not currently have a policy for the automatic awarding of equity awards to the NEOs or our other employees. Grants are made periodically, based on individual past performance, and other criteria deemed relevant by the Compensation Committee at the time awards are made. The Compensation Committee granted equity awards to the NEOs in 2012 as noted below.

        In fiscal 2012, the Compensation Committee granted to Mr. Lebda an option to purchase 150,000 common shares at an exercise price of $7.43 per share with a three year vesting period and a ten year maximum term. Upon hire, Mr. Mandel was granted 50,000 shares of restricted stock vesting over a three year period beginning August 8, 2013. As Mr. Dalporto received both a new hire equity grant and an annual equity grant in 2011, Mr. Dalporto did not receive an equity grant in 2012.

        2012 Bonus Program.    The Compensation Committee established 2012 target bonus levels expressed as a percentage of the named executive officer's base salary and established specified performance criteria to be used to assess the actual amount of the bonus, if any, to be awarded to the named executive officers. The actual annual bonus payment, if any, could have been less than or greater than the target depending upon the degree of attainment of the company performance measure and, if applicable, the unit performance measures. Each of Mr. Lebda's, Mr. Mandel's and Mr. Dalporto's bonus opportunity was based 100% on overall company performance, consistent with his responsibility for the entire organization.

        The Compensation Committee used adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), less bonus expense amounts, as the overall company performance measure. Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation settlements and contingencies, (6) pro forma adjustments for significant acquisitions, and (7) one-time items. The Adjusted EBITDA goals were based on the 2012 budget approved by our Board of Directors.

        Target Adjusted EBITDA for 2012 was $17.5 million. Actual performance was $18.7 million resulting in payouts equal to approximately 107% of target. 50% of the incentive was paid quarterly over the first three quarters of 2012. The remaining 50% is paid after actual annual results are determined.

        The Compensation Committee designed the bonus program to enable bonuses that are earned and paid to be deductible by Tree.com for income tax purposes under Code Section 162(m). The Compensation Committee therefore established a maximum bonus opportunity for the following named executive officers if Tree.com's Adjusted EBITDA for 2012 met at least the threshold performance goal set forth below. The maximum bonus opportunities were as follows:

Name	Maximum Bonus Opportunity
Douglas Lebda	$1,500,000
David Norris	$600,000

        The performance goal for 2012 had threshold, target and maximum levels of $1.0 million, $17.5 million and $35.0 million Adjusted EBITDA respectively. Each named executive officer's bonus was prorated based on performance between threshold and maximum levels, subject to the Compensation Committee's discretionary adjustment. If the target performance level was achieved, the named executive officer would be eligible to receive the target bonus (specified below), subject to discretionary adjustment to the total bonus amount by the Compensation Committee based on his individual performance, but not to exceed in total the maximum bonus opportunity. Achievement of the maximum performance levels would have resulted in the maximum bonus opportunity, as described above, subject to downward discretion of the Compensation Committee for individual performance.

        For 2012, the following target bonus opportunities and payouts were approved by the Compensation Committee with the below payments approximately equal to 107% of the respective target bonus amounts:

	Target Bonus Opportunity	Actual Payout
Lebda	$750,000	$804,413
Mandel	$125,000	$134,058
Dalporto	$150,000	$160,869

        Benefits.    We provide group life insurance, health and dental care insurance, long-term disability insurance, 401(k) plan matching contributions and similar benefits to all employees, including the NEOs. These benefits do not discriminate in scope, terms or operation in favor of the NEOs.

        Perquisites.    Any benefits that could be considered perquisites amount to less than $10,000 per year for each NEO individually.

Employment and Severance Agreements

        We entered into employment agreements with Messrs. Lebda and Norris and we entered into a severance agreement with Messrs. Mandel and Dalporto. General provisions of these agreements are discussed below. Each of these named executive officers has or had severance and change in control protection. We believe that providing our named executive officers with severance and change in control protection is important to allow the named executive officers to fully value the forward-looking elements of their compensation packages, and therefore limit retention risk during uncertain times. Accordingly, our named executive officers' employment agreements and equity awards generally provide for salary continuation in the event of certain employment terminations beyond the control of the executive, as well as varying degrees of accelerated vesting of equity awards in the event of a change in control of Tree.com. Our named executive officers receive the same employee benefits other employees receive. We do not provide our executives with tax gross ups, special perquisites or supplemental retirement plans.

        Douglas R. Lebda.    Mr. Lebda's employment agreement expired pursuant to its terms on January 7, 2013. The Compensation Committee intends to renew the agreement. However, as of the date of this proxy statement, Mr. Lebda is an at-will employee without an employment agreement.

        In October 2010, we entered into an amended and restated employment agreement with Mr. Lebda, effective as of January 7, 2008, that provided that he will continue to serve as our Chairman and Chief Executive Officer. The agreement had a term of five years, unless terminated earlier and provided that we would enter into good faith negotiations with Mr. Lebda no later than six months prior to the end of the term to extend the term if Mr. Lebda provided us with written notice between six to eight months prior to the end of the term of his interest to extend the term. Under the agreement, Mr. Lebda's annual base salary was originally set at $550,000, which amount was reviewed at least annually and could have been increased but not decreased without his consent. Additionally, pursuant to the agreement, Mr. Lebda was eligible to receive discretionary annual bonuses in a manner consistent with similarly situated executives of Tree.com. Mr. Lebda was, pursuant to the agreement, also eligible to participate in any employee benefit plans and vacation programs and to be reimbursed for all reasonable and necessary business expenses. The agreement further provided that all of Mr. Lebda's outstanding equity awards would accelerate and vest upon the occurrence of a change in control and in the case of restricted stock awards, the underlying shares would become immediately non-forfeitable and transferable.

        As part of his employment agreement, if we terminated Mr. Lebda's employment without "cause" or Mr. Lebda resigned for "good reason," as defined in the employment agreement, (each of which is referred to as a "qualifying termination") during the term of his agreement, then: (a) Mr. Lebda would receive the greater of: (i) his continued base salary through the earlier of the end of his employment term (January 7, 2013) or three years from his termination date or (ii) one times his then-current base salary plus his target annual bonus for the year in which he incurred the termination, (b) the vesting of all of his outstanding IAC/InterActiveCorp restricted stock units awarded during our spin-off would fully accelerate and (c) the vesting of Tree.com restricted stock awards granted in 2008 and 2009 and outstanding stock option granted on August 21, 2008 would fully accelerate and this option would remain exercisable for a period of 12 months from the date of his termination. The severance payments described in clause (a) would be paid over the period beginning 60 days after Mr. Lebda's termination of employment and would end on the earlier of: (a) the third anniversary of his termination date; or (b) the end of his employment term (January 7, 2013). Additionally, these severance payments would be offset by the amount of any compensation earned by Mr. Lebda from other employment obtained during the term of the agreement. If, during the term of his agreement, we terminated Mr. Lebda's employment without "cause" or Mr. Lebda resigned for "good reason," within the one-year period following a change in control, then, in addition to the vesting described in subclauses (b) and (c) above, we would also pay Mr. Lebda an amount equal to three times his then-current base salary payable over the period commencing on the 60th day following his termination and ending on the earlier of (x) the last day of the term or (y) three years from the date of his termination. The payment of these severance and change in control payments and benefits were conditioned upon Mr. Lebda providing, and not revoking, a release of claims against us and our affiliates. The agreement also imposed various restrictions on Mr. Lebda, for the benefit of Tree.com, including maintaining confidentiality of Tree.com information and a 24 month post-employment non-compete and non-solicit of Tree.com employees and business partners, other than instances of a qualifying termination following a change in control, in which case, it was reduced to 12 months for activities unrelated to the online lending business.

        In the event of Mr. Lebda's death during the term of the employment agreement, we would pay his designated beneficiary, within 30 days of his death, a lump sum payment in the amount of Mr. Lebda's annual base salary from the date of his death through the end of the month in which his death occurs. In the event Mr. Lebda's employment is terminated due to disability during the term of the employment agreement, we would pay him, within 30 days of his termination, a lump sum payment in the amount of Mr. Lebda's annual base salary from the date of his termination through the end of the month in which his termination occurs.

        Coincident with entering into his amended and restated employment agreement, we also entered into an amendment of Mr. Lebda's 2009 restricted stock agreements to correct an administrative oversight and to permit Mr. Lebda to vote all restricted shares awarded under those agreements, even those that are unvested. Mr. Lebda is entitled to voting rights on all other restricted shares.

        Mr. Lebda's employment agreement defined "change in control" as (1) any individual, entity or group acquiring beneficial ownership of more than 50% of the combined voting power of our then outstanding voting securities, except for a business combination described below; (2) incumbent directors who were directors in January 2008 or who were approved by at least a majority of then incumbent directors (not in connection with a proxy contest) cease to constitute at least a majority of our Board of Directors; (3) consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of our company, the purchase of assets or stock of another entity, or other similar corporate transaction (each, a business combination), in each case, unless immediately following such business combination, our stockholders retain more than 50% of the resulting voting power and at least a majority of the members of the board of directors of the entity resulting from such business combination were incumbent directors at the time of the initial agreement or action of our Board of Directors providing for such business combination; or (4) approval by our stockholders of a complete liquidation or dissolution of our company.

        Mr. Lebda's employment agreement defined "cause" as (1) the plea of guilty or nolo contendere to, or conviction for, a felony offense; (2) a material breach by Mr. Lebda of a fiduciary duty owed to Tree.com; (3) a material breach by Mr. Lebda of certain covenants in his agreement; or (4) the willful or gross neglect by Mr. Lebda of the material duties required by his agreement.

        Mr. Lebda's employment agreement defined "good reason" to mean the occurrence of any of the following without Mr. Lebda's written consent, (1) a material adverse change in his title, duties, operational authorities or reporting responsibilities as they relate to his position as Chairman and Chief Executive Officer of Tree.com from those in effect immediately following the effective date of his employment agreement, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by Tree.com promptly after receipt of notice thereof given by Mr. Lebda, (2) a material reduction in Mr. Lebda's annual base salary, (3) a relocation of Mr. Lebda's principal place of business more than 25 miles from the Charlotte, North Carolina metropolitan area, or (4) a material breach by Tree.com of the agreement, excluding for this purpose any such action that is an isolated and inadvertent action not taken in bad faith and that is remedied by Tree.com promptly after receipt of notice thereof given by Mr. Lebda.

        David Norris.    Mr. Norris terminated his employment on June 6, 2012 at the time we closed the sale of the assets of our Home Loan Center, Inc. subsidiary, which we refer to as HLC.

        Mr. Norris's employment agreement, effective June 30, 2008, and last amended on May 10, 2010, expired by its own terms as of June 30, 2011. Throughout the remainder of 2011 and up until February 7, 2012 when we entered into a new employment agreement with Mr. Norris, his employment was at-will and he continued to receive the same compensation as he had immediately prior to the expiration of his employment agreement. On February 7, 2012, we entered into a new employment agreement with Mr. Norris. The February 2012 employment agreement provided for Mr. Norris's continued employment for a term ending on the earlier of July 31, 2012 and the closing of the sale of substantially all of the operating assets of our Home Loan Center, Inc. subsidiary pursuant to the asset purchase agreement dated May 12, 2011 and amended February 7, 2012, between us and Discover Bank, a wholly-owned subsidiary of Discover Financial Services. We refer to Discover Financial Services and its affiliates collectively as DFS and to the closing of the sale of substantially all of the operating assets of HLC pursuant to the asset purchase agreement as the closing.

        Under the February 2012 employment agreement, Mr. Norris's base salary was $400,000 per year and he was eligible for equity incentives and discretionary bonuses as determined by the Compensation Committee. He was also entitled to participate in any welfare, health and life insurance and pension benefit programs provided to similarly situated employees.

        Upon the closing, Mr. Norris became eligible to receive the following payments:

  •
  $800,000 upon the closing, which was paid on June 22, 2012;

  •
  $39,055 of prorated bonus based on his performance through the closing, which was paid on June 15, 2012;

  •
  $150,000 following the satisfaction of each of the following conditions ($300,000 in the aggregate):

  •
  All of HLC's warehouse lines were paid off in full within 90 days following the closing, or within ninety 90 days following the closing, HLC made a cash dividend to Tree.com of $20 million or more or was permitted to make cash dividends to Tree.com, Inc. without restriction from HLC's warehouse lenders. The $150,000 with respect to this condition was paid on August 3, 2012; and

  •
  The remaining amount of our mortgage loan inventory (other than impaired loans) was less than the sum of the servicing release premiums, the premium/discount on loans and the discount/premium points achieved on the sale of the loans held for sale (other than impaired loans) by HLC as of the closing. The $150,000 with respect to this condition was paid on August 3, 2012;

  •
  $100,000 based on the aggregate proceeds received from and the timing of sales of loans held for sale by HLC as of the closing date, which was paid on August 3, 2012; and

  •
  $125,000 following the first anniversary of the closing, provided he has been continuously employed by DFS through the first anniversary of the closing, or, if his employment is terminated for any reason, he has been in compliance with an agreement not to solicit HLC's employees for a period of one year following termination of employment, which amount has not been paid.

        Under the February 2012 employment agreement, we also agreed to reimburse Mr. Norris for up to $25,000 in legal fees and other expenses incurred in connection with the preparation of his 2012 employment agreement.

        If, other than as a result of the closing, Mr. Norris's employment was terminated without "cause" or if he resigned from employment for "good reason" (each of which was referred to as a "qualifying termination"), he would have been entitled to certain benefits. These included a severance benefit equal to his then current base salary, that would have been payable over the one year period following his qualifying termination. The payment of these severance and change in control payments and benefits was conditioned upon Mr. Norris providing a release of claims against us and our affiliates. Additionally, Mr. Norris would have become fully vested in any outstanding and unvested equity awards, including equity awards upon a change in control. The closing was not deemed a "change in control" for purposes of his employment agreement. The agreement imposed various restrictions on Mr. Norris, for the benefit of Tree.com, including maintaining the confidentiality of Tree.com information and a twelve month post-employment non-compete and non-solicit of Tree.com employees and business partners.

        The term "cause" under Mr. Norris's agreement had substantially the same meaning as it did in Mr. Lebda's employment agreement (as described above), except it also includes (1) a plea of guilty or nolo contendere to, or conviction for, a misdemeanor offense involving a breach of trust or fiduciary duty and (2) a material violation by him of any company policy pertaining to ethics, wrongdoing or conflicts of interest, and, in the case of Mr. Norris, in the event we had purchased a mortgage company and placed someone other than Mr. Norris in charge of the combined mortgage company, then such event would have been deemed a termination without cause.

        The term "change in control" under Mr. Norris's agreement meant: (1) the acquisition of beneficial ownership by any person of our equity securities representing more than 50% of the voting power of our then outstanding equity securities entitled to vote generally in the election of directors (excluding any acquisition by a Tree.com employee benefit plan or any acquisition described under the carve-out to (2)), (2) the consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of our assets (excluding any transaction in which (x) the beneficial owners of the outstanding voting securities immediately prior to such transaction continue to own a majority of the voting securities, or (y) no individual, entity or group beneficially owns a majority of the combined voting power of such entity, except to the extent such ownership existed prior to the transaction); or (3) the approval by our stockholders of a complete liquidation or dissolution of our company.

        If Mr. Norris had experienced a qualifying termination while his prior employment agreement was in effect, the benefits would have been the same as those provided under his 2012 employment agreement.

        Alex Mandel.    Mr. Mandel was a consultant to the company prior to becoming an employee. In 2012, he received a total of $366,000 through July 2012, of which $200,000 was a success bonus related to the sale of the assets of our HLC subsidiary.

        On July 30, 2012, Mr. Mandel became an employee of Tree.com and is its Chief Financial Officer. Mr. Mandel and Tree.com entered into an employment offer letter and a change of control letter, each dated July 27, 2012. If Mr. Mandel's employment is terminated by Tree.com without cause or by Mr. Mandel for good reason, then Mr. Mandel will be eligible to receive up to 12 months of severance pay at his annual base salary rate and accelerated vesting of any unvested equity awards that are scheduled to vest within one year of his termination date, subject to certain conditions.

        Should a change in control of the Company occur, Mr. Mandel will immediately become fully vested in all his outstanding equity awards. In addition, if there is a change of control and during the 12-month period following the change of control, Mr. Mandel's employment is terminated by Tree.com without cause or by Mr. Mandel for good reason, he will receive a severance payment equal to two years of base salary. This severance is paid in a lump sum in lieu of the severance benefits described in the prior paragraph and will not be reduced by any compensation Mr. Mandel earns from a third party. The payment of these change in control payments and benefits are subject to certain conditions.

        Gabe Dalporto.    Mr. Dalporto joined our company in April 2011 and is currently the Chief Marketing Officer and President, Mortgage. We have not entered into an employment agreement with Mr. Dalporto. Mr. Dalporto's compensation and incentive arrangements are determined annually by the Compensation Committee.

        Mr. Dalporto and Tree.com are parties to a severance agreement dated September 9, 2012. Under the severance agreement, if Mr. Dalporto's employment is terminated for a reason other than cause or documented unacceptable performance, he will be eligible for severance pay in an amount equal to his monthly base salary then in effect for a period of six (6) months after his termination date, subject to certain conditions.

        Deductibility of Compensation.    Internal Revenue Code Section 162(m) limits the amount of compensation paid to our NEOs that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. Compensation that is earned based on achievement of performance-based criteria which have been approved by our stockholders is not subject to the $1 million deduction limit. All of our equity-based incentive plans have been approved by our stockholders, and awards issued under those plans, other than certain time-based vesting shares and unvested stock, may constitute "performance-based" compensation that is not subject to the Code Section 162(m) deduction limit. While the Committee intends that all compensation be deductible, there may be instances where potentially non-deductible compensation is provided to reward our executive officers consistent with our compensation philosophy for each compensation element.

 2012 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Douglas Lebda	2012	$550,000	—		—	$544,500	$804,413	$1,958,698	$3,857,611
Chairman and CEO	2011	$423,077	—		$136,769	$399,544	—	$1,358,918	$2,318,308
David Norris	2012	$189,487	$1,200,000	(5)	—	—	$94,067	$7,500	$1,491,054
President, LendingTree Loans	2011	$400,000	—		—	—	$264,025	$7,350	$671,375
Alex Mandel, Chief Financial
Officer	2012	$100,961	—		$727,000	—	$134,058	$366,576	$1,328,595
Gabe Dalporto, Chief
Marketing Officer	2012	$300,000	—		—	—	$160,869	$1,096	$461,965

(1)
Reflects the dollar amounts of the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation, of the stock awards granted to the named executive officer for the years shown. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 3 "Stock-Based Compensation" to our audited, consolidated financial statements included in our Annual Report on Form 10-K which was filed with the SEC on April 1, 2013.

(2)
Reflects the dollar amount of the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, Stock Compensation, of the stock option awards granted to Mr. Lebda during 2012. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For additional information regarding the assumptions made in calculating this amount, see Note 3 "Stock-Based Compensation" to our audited, consolidated financial statements included in our Annual Report on Form 10-K which was filed with the SEC on April 1, 2013. The stock options were granted on March 1, 2012 and have a maximum 10-year term. The vesting terms and per-share exercise prices of these stock options are described in the "2012 Outstanding Equity Awards at Fiscal Year-End" table and footnotes to such table.

(3)
Reflects the amounts paid under the 2012 annual bonus program, which is described in the section above entitled "2012 Bonus Program."

(4)
We provided our named executive officers with additional compensation and benefits, reflected in the table below for 2012, that we believe were reasonable, competitive and consistent with Tree.com's overall executive compensation program. The costs of these benefits for 2012 are shown below.

Name	Other		Consulting	Tree.com 401(k) Match(a)	Total "Other Compensation"
Douglas Lebda	$1,951,198	(b)	—	$7,500	$1,958,698
David Norris	$—		—	$7,500	$7,500
Alex Mandel	$—		$366,000	$576	$366,576
Gabe Dalporto	$—		—	$1,096	$1,096

(a)
Reflects Tree.com matching contributions to the named executive officer's 401(k) savings account.

(b)
Reflects redemption of the face amount of dividends on preferred stock for 2012. See "Certain Relationships and Related Transactions" below.
(5)
Reflects payments made to Mr. Norris in connection with the closing of the sale of our HLC business to Discover Financial Services, as further described in the "Employment and Severance Agreements" section above.

 2012 Outstanding Equity Awards at Fiscal Year-End

        The table below provides information regarding equity awards held by our named executive officers as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Douglas Lebda	—	150,000	$7.43	3/1/2022	(1)	—	—
	—	589,850	$8.4800	1/7/2018	(2)	—	—
	17,096	34,194	$5.3500	4/8/2021	(3)	—	—
	17,095	34,194	$5.8850	4/8/2021	(3)	—	—
	17,095	34,194	$6.4200	4/8/2021	(3)	—	—
	—	—	—	—		187,501	$3,380,643
David Norris	—	—	—	—		—	—
Gabe Dalporto	—	—	—	—		35,447	$639,109
Alex Mandel	—	—	—	—		50,000	$901,500

(1)
This time-based option was granted to Mr. Lebda on March 1, 2012 and will vest as follows: one-third (1/3) of the options vested on March 1, 2013; one-third of the options will vest on March 1, 2014; and one-third of the options will vest on March 1, 2015, subject to continued employment.

(2)
This time-based option was granted to Mr. Lebda on August 21, 2008 and will vest in full on August 21, 2013, subject to continued employment.

(3)
These time-based options were granted on April 8, 2011 and vest as follows: one-third (1/3) of the options vested on April 8, 2012; one-third (1/3) of the options vested on April 8, 2013; and the remaining one-third (1/3) of the options vest on April 8, 2014, subject to continued employment.

(4)
The table below provides the following information regarding unvested restricted stock awards held by Mr. Lebda and unvested restricted stock unit awards held by our other named executive officers as of December 31, 2012: (i) vesting date(s) of each award, (ii) the number of unvested shares of restricted stock or restricted stock units outstanding (on an aggregate and grant-by-grant basis) as of December 31, 2012, (iii) the market value of unvested shares of restricted stock or restricted stock units outstanding as of December 31, 2012, and (iv) the total number of the unvested shares of restricted stock or restricted stock units that are scheduled to vest, subject to continued employment, during each of the fiscal years ending December 31, 2013, 2014 and 2015.

Name and Vesting Dates	Number of Unvested Shares or Units of Stock as of 12/31/2012 (#)	Market Value of Unvested Shares or Units of Stock as of 12/31/2012 ($)	2013	2014	2015
Douglas Lebda
Feb. 11	100,001	$1,803,018	100,001	—	—
Feb. 17	87,500	$1,577,625	87,500	—	—

Total	187,501	$3,380,643	187,501	—	—

Alex Mandel
Aug. 8	50,000	$901,500	16,666	16,667	16,667

Total	50,000	$901,500	16,666	16,667	16,667

Gabe Dalporto
April 18	25,446	$458,791	12,723	12,723	—
Dec. 15	10,001	$180,318	5,000	5,001	—

Total	35,447	$639,109	17,723	17,723	—

(5)
The market value of the unvested restricted stock units and restricted stock awards is calculated by multiplying the respective number of shares or units of stock by the closing market price of $18.03 of Tree.com's common stock as of December 31, 2012.

DIRECTOR COMPENSATION

2012 Non-Employee Director Compensation

        The following table provides information on the compensation of our non-employee directors for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Peter Horan	44,528	80,232	124,760
W. Mac Lackey	62,972	80,232	143,204
Joseph Levin	25,000	160,463	185,463
Patrick McCrory	57,972	80,232	138,204
Lance Melber	33,472	—	33,472
Steven Ozonian	67,111	225,632	292,743
Mark Sanford	22,639	80,232	102,871

(1)
Reflects the dollar amounts of the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, Stock Compensation, of the restricted stock unit awards granted to the directors. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 3 "Stock-Based Compensation" to our audited, consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(2)
The table below provides the number of restricted stock units awarded during the year ended December 31, 2012 and the number of restricted stock units held by each director as of December 31, 2012.

Name	Number of RSUs Awarded in 2012 (#)	Aggregate Number of RSUs Outstanding at Fiscal Year End (#)
Peter Horan	5,518	10,063
W. Mac Lackey	5,518	10,063
Joseph Levin	11,036	10,063
Patrick McCrory	5,518	10,063
Lance Melber	—	—
Steven Ozonian	15,518	10,063
Mark Sanford	5,518	5,518

        Our Nominating Committee recommends non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of our stock to further align directors' interests with those of our stockholders. When considering non-employee director compensation arrangements, management provides the Nominating Committee with information regarding various types of non-employee director compensation arrangements and practices of select peer companies. The following table presents our non-employee director compensation arrangements for fiscal 2012:

Elements:	Cash Retainer/Fees ($)	Annual Restricted Stock Units Award ($)
Annual retainer	$40,000	$50,000
Audit Committee Chair	$15,000	—
Executive Committee Chair	$35,000	—
Service on the Audit Committee (excluding the Audit Committee Chair who will instead receive the fee described above)	$10,000	—
Service on the Compensation Committee	$10,000	—
Service on the Executive Committee (excluding the Executive Committee Chair who will instead receive the fee described above)	$2,500	—

        Each non-employee member of our Board of Directors receives an annual cash retainer in the amount of $40,000. Each member of the Audit, Compensation and Executive Committees receives an additional annual retainer in the amount reflected above.

        Upon his or her initial election to our Board of Directors, each non-employee director receives a grant of restricted stock units with a dollar value of up to $50,000, with the actual amount of the grant being pro-rated based upon the amount of time from such appointment to the date of our next annual meeting of stockholders. Upon his or her re-election to our Board of Directors, each non-employee director receives a grant of restricted stock units with a dollar value of up to $50,000. The terms of these restricted stock units provide for (1) vesting in two equal annual installments commencing on the first anniversary of the grant date, (2) cancellation and forfeiture of unvested units in their entirety upon termination of service on our Board of Directors and (3) full acceleration of vesting upon a change in control of Tree.com. Non-employee directors are also reimbursed for all reasonable expenses incurred in connection with attendance at meetings of our Board of Directors and its committees.

        Deferred Compensation Plan for Non-Employee Directors.    Under our Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their cash fees earned for service on our Board of Directors and its committees. Eligible directors who defer all or any portion of these fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of common stock that could have been purchased on the relevant date. The election to have deferred fees applied to the purchase of share units must be made in writing on or before the end of the calendar year and applies to the cash fees that become payable in the following calendar year. This election will be irrevocable and a further timely election will be required for each subsequent calendar year. A newly elected or appointed non-employee director will first be eligible to make the election on or before the end of the calendar year that he or she joins our Board of Directors, effective for the following calendar year. After a director ceases to be a member of our Board of Directors, he or she will receive with respect to share units, such number of shares of our common stock as the share units represent.

 OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information, as of April 30, 2013, relating to the beneficial ownership of our shares of common stock by (1) each person known by us that owns beneficially more than 5% of the outstanding shares of common stock, (2) each current director and director nominee, (3) each of the named executive officers, and (4) all executive officers and directors as a group.

        Unless otherwise indicated, beneficial owners listed in the following table may be contacted at our corporate headquarters located at 11115 Rushmore Drive, Charlotte, North Carolina 28277. For each listed person, the number of shares of common stock and percent of such class listed assumes the conversion or exercise of any equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest, within 60 days of April 30, 2013, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. As of April 30, 2013, there were 11,250,133 shares validly issued and outstanding.

Name of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
Peter Horan	46,612	(1)	*
W. Mac Lackey	14,548	(1)	*
Douglas Lebda	2,261,934	(2)	19.84%
Joseph Levin	38,483	(1)	*
Steven Ozonian	24,445	(1)	*
Mark Sanford	2,759	(3)	*
Alex Mandel	10,000		*
Gabriel Dalporto	7,944		*
David Norris	—	(4)	*
All directors and executive officers as a group (9 persons)	2,406,725	(5)	21.05%
Liberty Interactive Corporation	2,773,987	(6)	24.66%
S-Squared Technology, LLC	643,500	(7)	5.72%

*
The percentage of shares beneficially owned does not exceed 1%.

(1)
Includes 7,305 restricted stock units that are scheduled to vest within 60 days of April 30, 2013.

(2)
Includes 152,756 shares subject to options and 45,374 shares held by a family trust.

(3)
Includes 2,759 restricted stock units that are scheduled to vest within 60 days of April 30, 2013.

(4)
The address for Mr. Norris is 8105 Irvine Center Drive, Suite 100, Irvine, CA 92618.

(5)
Includes 152,756 shares subject to options and 31,979 restricted stock units that are scheduled to vest within 60 days of April 30, 2013.

(6)
Information based on a Schedule 13D/A filed with the SEC by Liberty Interactive Corporation (formerly known as Liberty Media Corporation, "Liberty") on May 23, 2011. The address of Liberty is 12300 Liberty Boulevard, Englewood, Colorado 80112. Liberty is a publicly held corporation. According to a Schedule 13/A filed with the SEC by John C. Malone, Chairman of Liberty, on December 8, 2011, Mr. Malone may be deemed to beneficially own voting equity securities of Liberty representing approximately 40.04% of the voting power with respect to a general election of directors of Liberty.

(7)
Information based on a Schedule 13G filed with the SEC by S-Squared Technology, LLC on February 8, 2013. The address of S-Squared is 515 Madison Avenue, New York, NY 10022. The filing indicates that Seymour Goldblatt and Kenneth Goldblatt are control persons of S Squared.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Liberty Interactive Corporation

        In May 2008, IAC/InterActiveCorp entered into a "Spinco Agreement" with Liberty Interactive Corporation and certain others. At the time of the spin-off, we assumed from IAC/InterActiveCorp all of those rights and obligations under the Spinco Agreement providing for post-spin-off governance arrangements related to our businesses.

        As of April 30, 2013, Liberty Interactive reports beneficial ownership of 2,773,987 shares of our common stock representing 24.66% of our outstanding common stock. The following summary describes the material terms of our governance arrangements and related matters and is qualified by reference to the full Spinco Agreement, which is filed as Exhibit 10.1 to IAC/InterActiveCorp's Current Report on Form 8-K dated May 16, 2008. The Spinco Agreement also required us to enter into a registration rights agreement with Liberty Interactive and certain others at the time of the spin-off, as described below.

  Spinco Agreement

  Representation of Liberty Interactive on our Board of Directors

        The Spinco Agreement generally provides that so long as Liberty Interactive beneficially owns securities representing at least 20% of the total voting power of our equity securities, Liberty Interactive has the right to nominate up to 20% of the directors serving on our Board of Directors (rounded up to the nearest whole number). Any director nominated by Liberty Interactive must be reasonably acceptable to a majority of the directors on our Board of Directors who were not nominated by Liberty Interactive. All but one of Liberty Interactive's nominees serving on our Board of Directors must qualify as "independent" under the NASDAQ Stock Market rules. In addition, the Nominating Committee may include only "Qualified Directors," namely directors other than any who were nominated by Liberty Interactive, are our officers or employees or were not nominated by the Nominating Committee in their initial election to our Board of Directors and for whose election Liberty Interactive voted shares. In 2012, Liberty Interactive exercised its right to nominate Mark Sanford to serve on our Board of Directors but to date, Liberty Interactive has not exercised its right to nominate an additional director to our Board of Directors.

        Liberty Interactive also agreed, until the second anniversary of the spin-off in August 2010, to vote all of our equity securities beneficially owned by them in favor of the election of the full slate of director nominees recommended to our stockholders by our Board of Directors so long as the slate included the director-candidates that Liberty has the right to nominate. That agreement is no longer in effect.

  Acquisition Restrictions

        Liberty Interactive has agreed in the Spinco Agreement not to acquire beneficial ownership of any of our equity securities (with specified exceptions) unless:

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  the acquisition was approved by a majority of the Qualified Directors;

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  the acquisition is permitted under the provisions described in "Competing Offers" below; or

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  after giving effect to the acquisition, Liberty Interactive's ownership percentage of our equity securities, based on voting power, would not exceed the Applicable Percentage.

        The "Applicable Percentage" initially is Liberty Interactive's ownership percentage upon the spin-off, based on voting power (approximately 30%), plus 5%, but in no event more than 35%. Following the spin-off, the Applicable Percentage with respect to us will be reduced for specified transfers of our equity securities by Liberty Interactive. Notwithstanding the foregoing, during the first two years following the spin-off, acquisitions by Liberty Interactive were further limited to specified extraordinary transactions. These restrictions apply also to Liberty Interactive's affiliates who acquire Liberty Interactive's shares in our company.

  Standstill Restrictions

        Until the second anniversary of the spin-off in August 2010, unless a majority of the Qualified Directors consent or to the extent permitted by the provisions described under "Acquisition Restrictions" or "Competing Offers" or in certain other limited circumstances, Liberty Interactive was not permitted to:

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  offer to acquire beneficial ownership of any of our equity securities;

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  initiate or propose any stockholder proposal or seek or propose to influence, advise, change or control our management, Board of Directors, governing instruments or policies or affairs;

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  offer, seek or propose, collaborate on or encourage any merger or other extraordinary transaction;

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  subject any of our equity securities to a voting agreement;

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  make a request to amend any of the provisions described under "Acquisition Restrictions", "Standstill Restrictions" or "Competing Offers";

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  make any public disclosure, or take any action which could reasonably be expected to require us to make any public disclosure, with respect to any of the provisions described under "Standstill Restrictions"; or

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  enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the provisions described under "Standstill Restrictions."

        No such standstill restrictions are currently in effect.

  Transfer Restrictions

        Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by Liberty Interactive of any of our equity securities to any person except for certain transfers, including:

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  transfers under Rule 144 under the Securities Act (or, if Rule 144 is not applicable, in "broker transactions");

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  transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by us;

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  transfers in a public offering in a manner designed to result in a wide distribution, provided that no such transfer is made, to the knowledge of Liberty Interactive, to any person whose ownership percentage (based on voting power) of our equity securities, giving effect to the transfer, would exceed 15%;

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  a transfer of all of our equity securities beneficially owned by the Liberty Parties and their affiliates in a single transaction if the transferee's ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations (subject to limited exceptions) of the Liberty Parties under the Spinco Agreement;

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  specified transfers in connection with changes in the beneficial ownership of the ultimate parent company of a Liberty Party or a distribution of the equity interests of a Liberty Party or certain similar events; and

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  specified transfers relating to certain hedging transactions or stock lending transactions, subject to specified restrictions.

        These restrictions apply also to Liberty Interactive's affiliates who acquire Liberty Interactive's shares in our company.

  Competing Offers

        During the period when Liberty continues to have the right to nominate directors to our Board of Directors, if our Board of Directors determines to pursue certain types of transactions on a negotiated basis (either through an "auction" or with a single bidder), Liberty Interactive is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any such transaction that we are negotiating with a single bidder, our Board of Directors must consider any offer for a transaction made in good faith by Liberty Interactive but is not obligated to accept any such offer or to enter into negotiations with Liberty Interactive.

        If a third party (x) commences a tender or exchange offer for at least 35% of our capital stock other than pursuant to an agreement with us or (y) publicly discloses that its ownership percentage (based on voting power) exceeds 20% and our Board of Directors fails to take certain actions to block such third party from acquiring an ownership percentage (based on voting power) exceeding the Applicable Percentage, Liberty Interactive generally will be relieved of the obligations described under "Standstill Restrictions" and "Acquisition Restrictions" above to the extent reasonably necessary to permit Liberty Interactive to commence and consummate a competing offer. If Liberty Interactive's ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in (x) above exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreement will be terminated, and, following the later of the second anniversary of the applicable spin-off and the date that Liberty Interactive's ownership percentage (based on voting power) exceeds 50%, the obligations described under "Acquisition Restrictions" will be terminated.

  Other

        Amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between Liberty Interactive or its affiliates and us that would be reportable under the proxy rules) will require the approval of the Qualified Directors.

  Registration Rights Agreement

        Under a registration rights agreement, Liberty Interactive and its permitted transferees are entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of our common stock received by Liberty Interactive as a result of the spin-off and other shares of our common stock acquired by Liberty Interactive or its affiliates consistent with the Spinco Agreement. These holders will be permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the registrable shares.

        We are obligated to indemnify these holders, and each selling holder will be obligated to indemnify us, against specified liabilities in connection with misstatements or omissions in any registration statement.

Voting and Support Agreements

        In connection with the execution of the asset purchase agreement with Discover Bank, a wholly-owned subsidiary of Discover Financial Services, providing for the sale of substantially all of the operating assets of HLC to Discover Bank, Douglas R. Lebda, our chairman and chief executive officer, the trustee of a family trust for Mr. Lebda, Liberty Interactive and one additional stockholder (which beneficially owned less than 5% of our outstanding common stock on the date the agreement was entered into) executed voting and support agreements. Pursuant to the voting and support agreements, among other things, each stockholder agreed (i) to vote all of the shares of our common stock owned by him or it in favor of the HLC asset sale proposal and (ii) not to transfer the shares of our common stock owned by him or it prior to the expiration of the voting and support agreement, unless otherwise permitted thereunder. The shares subject to the voting and support agreements constituted approximately 49% of our common stock as of the record date for the special meeting held on August 26, 2011 to approve the HLC asset sale transaction.

        The voting agreements provided that if our board of directors properly changed its recommendation with respect to the HLC asset sale transaction due to a superior proposal (as such term is defined in the asset purchase agreement), the stockholders that entered into the voting and support agreements, other than Mr. Lebda and the trustee of the family trust for Mr. Lebda, would collectively be required to vote 15% of the total outstanding shares of our common stock on the record date in favor of the HLC asset sale transaction. Mr. Lebda and the trustee of the family trust for Mr. Lebda were required to vote all of the shares beneficially owned by them in favor of the HLC asset sale proposal regardless of a change in our Board of Directors' recommendation. Our Board of Directors did not change its recommendation and our stockholders approved the HLC asset sale transaction on August 26, 2011.

Preferred Stock Redemption

        On August 20, 2008, in connection with the spin-off of Tree.com, Inc. by IAC/InterActiveCorp, Douglas Lebda, our Chairman and CEO, received restricted shares of Series A Redeemable Preferred Stock of a wholly-owned subsidiary of Tree.com, Inc. The shares of preferred stock had an aggregate liquidation preference of $5,000,000 and vested in three equal annual installments on the first three anniversaries of the spin-off.

        The preferred stock provided for cumulative dividends at a rate of 12% per annum, and unpaid dividends compound quarterly at a rate of 12% per annum. The wholly-owned subsidiary was required to redeem all outstanding preferred stock on the fifth anniversary of the grant date. The redemption price was the liquidation preference of the outstanding shares plus compounded accrued and unpaid dividends.

        On August 30, 2010, we entered into a share exchange agreement with Mr. Lebda pursuant to which he exchanged 2,902.33 shares of preferred stock and most of the accrued and unpaid dividends in respect of such shares for a total of 534,900 newly-issued shares of our common stock. Immediately following such transaction, Mr. Lebda held 2,097.67 shares of preferred stock.

        On November 7, 2012, our Audit Committee, Compensation Committee and Board of Directors approved an early redemption of the remaining 2,097.67 outstanding shares of preferred stock owned by Mr. Lebda, including all accrued dividends, for $3.3 million in cash. The redemption closed on November 30, 2012. The redemption value of the preferred stock was determined in part based on a third-party valuation of the discounted remaining dividend stream through the mandatory redemption date of August 20, 2013.

 RELATED PERSONS TRANSACTION POLICY

        Our Board of Directors has adopted a written policy setting forth the procedures and standards we apply to reviewing and approving related person transactions. The policy covers any transaction, arrangement or relationship in which we are or will be a participant, the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect interest other than (a) employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if such compensation was approved, or recommended to our Board of Directors for approval, by the Compensation Committee; (b) compensation for serving as a director; (c) payments arising solely from the ownership of our equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis; or (d) such other exclusions as may be permitted pursuant to applicable rules and regulations of the SEC or any stock exchange upon which our common stock may then be listed. Under the policy, "related person" means: (1) any of our directors, director nominees or executive officers; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of, and/or any other person (other than a tenant or employee) sharing the household of, any person named in (2) or (3) above; (4) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above serves as an employee, executive officer, partner or principal (or other similar position); and (5) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above has a 5% or greater beneficial ownership interest.

        Under the policy, all related person transactions must be reviewed by either our Audit Committee or another independent body of our Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of our company. Executive officers, directors and such greater than 10% stockholders are required to furnish to us copies of all such reports they file. Based solely on our review of the copies of such reports received by us and written representations that no other reports were required for such persons, we believe that, during fiscal year 2012, all filing requirements applicable to our executive officers, directors and greater than 10% stockholders were complied with on a timely basis, except as follows. Gabriel Dalporto, our Chief Marketing Officer, filed one late Form 4 with respect to one transaction—the settlement of restricted stock units. Steven Ozonian, a director, filed one late Form 4 with respect to two sale transactions. David Norris, a former officer of the Company, filed one late Form 4 with respect to one sale transaction and one option exercise.

ANNUAL REPORTS

        Upon written request to our Corporate Secretary at 11115 Rushmore Drive, Charlotte, North Carolina 28277, we will provide without charge to each person solicited an additional copy of our 2012 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website at http://investor-relations.tree.com/sec.cfm. We will furnish requesting stockholders with any exhibit not contained in our 2012 Annual Report on Form 10-K upon payment of a reasonable fee.

 PROPOSALS BY STOCKHOLDERS
FOR PRESENTATION AT OUR 2014 ANNUAL MEETING

        Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2014 Annual Meeting of Stockholders must submit the proposal to us at our corporate headquarters no later than December 31, 2013, which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at our 2014 Annual Meeting of Stockholders without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to our Corporate Secretary so that such notice is received by our Corporate Secretary at our principal executive offices no later than March 14, 2014. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

        We know of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the stockholders at the meeting, the persons named in the form of proxy will vote the shares they represent in their discretion.

Charlotte, North Carolina
April 30, 2013 (amended May 31, 2013)

+ + IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 pm, Eastern Time, on June 11, 2013. Vote by Internet • Go to www.envisionreports.com/TREE • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Vote by mail Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X • To vote by mail, mark, sign and date your proxy card and return it in the enclosed, postage-paid envelope Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Peter Horan 02 - W. Mac Lackey 03 - Douglas Lebda 04 - Joseph Levin 05 - Steven Ozonian 06 - Mark Sanford For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year. 3. Transaction of such other business as may properly come before the meeting and any related adjournments or postponements. The Board of Directors has fixed the close of business on April 15, 2013 as the record date for the determination of Stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. 1UPX Signature 2 — Please keep signature within the box. 01NGNC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Tree.com, Inc. Notice of 2013 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — June 12, 2013 James Ipock and Michelle Lind, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Tree.com, Inc. to be held on June 12, 2013 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)